NEWS

For Release: August 15, 2001

Contact:     Financial:        Joseph F. Morris
                               Chief Financial Officer
                               (215) 443-3612

             Media:            David Kirk, APR
                               (610) 792-3329

Summary:     Executive of Penn-America Group, Inc. (NYSE:PNG) subsidiary resigns


         HATBORO PA (August 15, 2001) -- Penn-America Group, Inc. (NYSE:PNG) today announced that John M. DiBiasi, executive vice president for Underwriting and Marketing of its wholly-owned subsidiary, Penn-America Insurance Company, resigned his position.

         Jon S. Saltzman, president and CEO of Penn-America Group, Inc., who has over 25 years of underwriting and marketing experience in the excess and surplus lines marketplace, will assume DiBiasi's responsibilities on an interim basis.

         According to Saltzman, "We regret that John will be leaving the company but we understand that he wants to seek new challenges elsewhere. The continuing strength of Penn-America is the rich, multi-level relationships we enjoy with our wholesale general agents. We're confident that these long-term relationships will continue. We remain committed to our goals of long-term growth and to producing a 12% - 15% return on equity by the end of next year."

         Penn-America Group, Inc. (NYSE:PNG) is a specialty commercial property and casualty insurance holding company. The company's "thinking small" - underwriting small policies for small entrepreneurial businesses in small "Main Street" towns through a small network of wholesale general agents - has delivered substantial long-term growth in the original "E"-business: serving entrepreneurs.

Forward-Looking Information
         Information included in this news release and other statements or materials published or to be published by the company are not historical facts but are forward-looking statements including, but not limited to, such matters as anticipated financial performance, business prospects, technological developments, new and existing products, expectations for market segment and growth and similar matters. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors which, among others, could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the company's business and the other matters referred to above include, but are not limited to: (1) changes in the business environment in which the company operates, including inflation and interest rates; (2) changes in taxes, governmental laws and regulations; (3) competitive product and pricing activity; and (4) difficulties of managing growth profitably. For additional disclosure regarding potential risk factors, please refer to the Company's 2000 10-K and 2nd Quarter 10-Q.

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